Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED BYLAWS

OF

SYMYX TECHNOLOGIES, INC.

a Delaware corporation

The undersigned, Jeryl L. Hilleman hereby certifies that:

1.     She is the duly elected and acting Secretary of Symyx Technologies, Inc., a Delaware corporation (the “Company”).

2.     Effective March 7, 2005, Article III, Section 3.10 of the Amended and Restated Bylaws of the Company was amended to read in its entirety as follows:

“BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.  Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.”

IN WITNESS WHEREOF, the undersigned has set her hand hereto March 7 2005.

/s/ Jeryl L. Hilleman
Jeryl L. Hilleman,
Secretary